Dated May 22, 2017
Registration Statement No. 333-202562-01
Relating to
Preliminary Prospectus Supplement Dated May 22, 2017 and
Prospectus dated March 6, 2015

$750,000,000 3.375% NOTES DUE 2027

Issuer:	Simon Property Group, L.P.
Legal Format:	SEC Registered
Ratings*:	A2 (Moody’s) / A (S&P)
Size:	$750,000,000
Maturity Date:	June 15, 2027
Coupon (Interest Rate): Interest Payment Dates:	3.375% per annum June 15 and December 15, commencing December 15, 2017
Benchmark Treasury:	2.375% due May 15, 2027
Benchmark Treasury Price and Yield:	101-04; 2.248%
Spread to Benchmark Treasury:	+120 basis points
Yield to Maturity:	3.448%
Initial Price to Public:	99.384% plus accrued interest from June 1, 2017 if settlement occurs after that date
Redemption Provision:	Make-whole call prior to March 15, 2027 based on U.S. Treasury +20 basis points or at par on or after March 15, 2027
Settlement Date:	T+7; June 1, 2017
CUSIP / ISIN:	828807 DC8 / US828807DC85
Joint Book-Running Managers:

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

BBVA Securities Inc.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SunTrust Robinson Humphrey, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

The Huntington Investment Company

ING Financial Markets LLC

Samuel A. Ramirez & Company, Inc.

The Issuer has concurrently priced $600,000,000 aggregate principal amount of 2.625% senior unsecured notes due 2022.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you make a decision to invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.